The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 9, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated March 16, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—]

AutoCallable Yield Notes due November 21, 2011

Linked to the Lesser Return of the S&P GSCI® Agriculture Index

Excess Return and the S&P GSCI® Energy Index Excess Return

Global Medium-Term Notes, Series A, No. C-301

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 16, 2011

Issue Date:	May 19, 2011

Final Valuation Date:	November 16, 2011*

Maturity Date:	November 21, 2011**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	8.00%-9.00% per annum *** The actual Interest Rate will be determined on the Initial Valuation Date and will not be less than 8.00%.

Interest Payment Dates:	Monthly, payable in arrears on the 19th day of each month, commencing on June 19, 2011 and ending on the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: [ ]% of the amount of the monthly interest payment Put Premium: [ ]% of the amount of the monthly interest payment

Automatic Call:	On any Call Valuation Date, if the Closing Level of each Index on such Call Valuation Date is greater than or equal to its respective Initial Level, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date a cash payment per $1,000 principal amount Note equal to 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date.

Call Valuation Dates:	The fourth Index Business Day immediately preceding each of the Interest Payment Dates scheduled to occur on July 19, 2011 and September 19, 2011.

Early Redemption Date:	With respect to a Call Valuation Date, the Interest Payment Date immediately following such Call Valuation Date.

Business Day Convention:	Following; Unadjusted

Business Day	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive on the Maturity Date, in addition to the final interest payment, a cash payment determined as follows:

•        If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•        If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is equal to or greater than 0%, $1,000 per $1,000 principal amount Note;

•        If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, the payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of an Index is less than the Knock-In Barrier applicable to such Index on any Index Business Day during the Observation Period; provided, however, that, if a Market Disruption Event (as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement) occurs with respect to an Index on an Index Business Day during the Observation Period, the Closing Level of such Index on such Index Business Day will be disregarded for purposes of determining whether a Knock-In Event occurs.

Indices:

S&P GSCI® Agriculture Index Excess Return and S&P GSCI® Energy Index Excess Return

Each of the S&P GSCI® Agriculture Index Excess Return and S&P GSCI® Energy Index Excess Return is referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”. For a description of each Index, see the information set forth under “Description of the Reference Asset” in this preliminary pricing supplement.

Closing Level of the Indices:

With respect to the S&P GSCI® Agriculture Index Excess Return, for any Index Business Day, the closing level of the S&P GSCI® Agriculture Index Excess Return published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPGCAGP <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the S&P GSCI® Energy Index Excess Return, for any Index Business Day, the closing level of the S&P GSCI® Energy Index Excess Return published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPGCENP <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of such Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Knock-In Barrier:

With respect to the S&P GSCI® Agriculture Index Excess Return, [—], the Initial Level of the S&P GSCI® Agriculture Index Excess Return multiplied by 76%, rounded to the nearest hundredth.

With respect to the S&P GSCI® Energy Index Excess Return, [—], the Initial Level of the S&P GSCI® Energy Index Excess Return multiplied by 76%, rounded to the nearest hundredth.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Index Business Day:	A day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each component of each of the Indices is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange, other than a day on which a Market Disruption Event occurs or is continuing with respect to either Index.

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth below.

Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:

With respect to S&P GSCI® Agriculture Index Excess Return, [—], the Closing Level of the S&P GSCI® Agriculture Index Excess Return on the Initial Valuation Date.

With respect to the S&P GSCI® Energy Index Excess Return, [—], the Closing Level of the S&P GSCI® Energy Index Excess Return on the Initial Valuation Date.

Final Level:	With respect to an Index, the Closing Level of the Index on the Final Valuation Date.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this preliminary pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this preliminary pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the calculation agent, in its sole discretion, taking into account the latest available quotations for the futures contracts comprising the Reference Asset and any other information that it deems relevant.

Redemption Date:	The fifth business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KJR3 and US06738KJR32

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Index and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated March 16, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the S&P GSCI® Agriculture Index Excess Return is 81.42, (ii) the Initial Level of the S&P GSCI® Energy Index Excess Return is 341.59, (iii) the Knock-In Barrier with respect to the S&P GSCI® Agriculture Index Excess Return is 61.88 (the hypothetical Initial Level of the S&P GSCI® Agriculture Index Excess Return multiplied by 76.00%, rounded to the nearest hundredth), (iv) the Knock-In Barrier with respect to the S&P GSCI® Energy Index Excess Return is 259.61 (the hypothetical Initial Level of the S&P GSCI® Energy Index Excess Return multiplied by 76.00%, rounded to the nearest hundredth), (v) no Market Disruption Event occurs with respect to either Index during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of the S&P GSCI® Agriculture Index Excess Return on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 61.88, given the assumed Initial Level set forth above) or the Closing Level of the S&P GSCI® Energy Index Excess Return on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 259.61, given the assumed Initial Level set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Index Return of the Lesser Performing Index is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

PPS-2

Step2: Determine the Index Return of the Lesser Performing Index.

To determine the Index Return of the Lesser Performing Index, the Calculation Agent will first calculate the Index Return of the S&P GSCI® Agriculture Index Excess Return and the Index Return of the S&P GSCI® Energy Index Excess Return and then determine which Index has the lower Index Return. The Index with the lower Index Return will be the Lesser Performing Index and its Index Return will be the Index Return of the Lesser Performing Index. The Index Return of an Index is calculated by the Calculation Agent equal to the performance of such Index from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Index Return of the Lesser Performing Index, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return of the Lesser Performing Index. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performance for the Indices:

S&P GSCI® Agriculture Index Excess Return Final Level	S&P GSCI® Energy Index Excess Return Final Level	Index Return -S&P GSCI® Agriculture Index Excess Return	Index Return - S&P GSCI® Energy Index Excess Return	Index Return of The Lesser Performing Index	Payment at Maturity* (Not including the final interest payment)
166.91	683.18	105.00%	100.00%	100.00%	$1,000.00
154.70	666.10	90.00%	95.00%	90.00%	$1,000.00
150.63	614.86	85.00%	80.00%	80.00%	$1,000.00
138.41	597.78	70.00%	75.00%	70.00%	$1,000.00
134.34	546.54	65.00%	60.00%	60.00%	$1,000.00
122.13	529.46	50.00%	55.00%	50.00%	$1,000.00
118.06	478.23	45.00%	40.00%	40.00%	$1,000.00
105.85	461.15	30.00%	35.00%	30.00%	$1,000.00
101.78	409.91	25.00%	20.00%	20.00%	$1,000.00
89.56	382.58	10.00%	12.00%	10.00%	$1,000.00
81.42	341.59	0.00%	0.00%	0.00%	$1,000.00
89.56	324.51	10.00%	-5.00%	-5.00%	$950.00
73.28	324.51	-10.00%	-5.00%	-10.00%	$900.00
83.05	273.27	2.00%	-20.00%	-20.00%	$800.00
61.07	290.35	-25.00%	-15.00%	-25.00%	$750.00
65.14	239.11	-20.00%	-30.00%	-30.00%	$700.00
48.85	256.19	-40.00%	-25.00%	-40.00%	$600.00
44.78	170.80	-45.00%	-50.00%	-50.00%	$500.00
40.71	136.64	-50.00%	-60.00%	-60.00%	$400.00
24.43	119.56	-70.00%	-65.00%	-70.00%	$300.00
20.36	68.32	-75.00%	-80.00%	-80.00%	$200.00
8.14	51.24	-90.00%	-85.00%	-90.00%	$100.00
4.07	0.00	-95.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-3

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: The S&P GSCI® Agriculture Index Excess Return increases from an Initial Level of 81.42 to a Final Level of 101.78 and the S&P GSCI® Energy Index Excess Return increases from an Initial Level of 341.59 to a Final Level of 409.91.

Because the Index Returns of both Indices are positive, the Index Return of the Lesser Performing Index is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The S&P GSCI® Agriculture Index Excess Return increases from an Initial Level of 81.42 to a Final Level of 89.56 and the S&P GSCI® Energy Index Excess Return decreases from an Initial Level of 341.59 to a Final Level of 324.51.

Because the Index Return of the S&P GSCI® Energy Index Excess Return is negative and the Index Return of the S&P GSCI® Agriculture Index Excess Return is positive, the S&P GSCI® Energy Index Excess Return is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -5.00%. The investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: The S&P GSCI® Agriculture Index Excess Return decreases from an Initial Level of 81.42 to a Final Level of 48.85 and the S&P GSCI® Energy Index Excess Return decreases from an Initial Level of 341.59 to a Final Level of 256.19.

Because the Index Return of the S&P GSCI® Agriculture Index Excess Return of -40.00% is lower than the Index Return of the S&P GSCI® Energy Index Excess Return of -25.00%, the S&P GSCI® Agriculture Index Excess Return is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -40.00%. The investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -40.00%] = $600.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Index. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Index, the Final Valuation Date will be postponed. If such postponement occurs, the Final Levels of the Indices shall be determined using the Closing Levels of the Indices on the first following Index Business Day. In no event, however, will the Final Valuation Date be postponed by more than five days that are scheduled trading days with respect to both Indices. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on the fifth day, the Calculation Agent will determine the Final Level of the Index unaffected by such Market Disruption Event using the Closing Level of such Index on such fifth day, and will make an estimate of the Closing Level of the Index affected by such Market Disruption Event that would have prevailed on that fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the Final Valuation Date is postponed, the Observation Period will be extended to, and including, the Final Valuation Date as postponed.

•

For a description of what constitutes a Market Disruption Event with respect to an Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” of the prospectus supplement; and

•

For a description of further adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement.

•

We May, But Are Not Obligated to Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event—We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). Please see “We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts” under “Selected Risk Considerations: in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

PPS-4

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Indices (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income” on the cover page) and the amount that represents Put Premium (this amount is denoted as “Put Premium” on the cover page). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be so treated.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive your principal amount) or the cash settlement (if you receive less than your principal amount) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the difference (if any) between (a) the principal amount of your Notes and (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the Notes).

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued or unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) and the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. Under a characterization of the Notes as a contingent short-term debt obligation, you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes. For a further discussion of some of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

PPS-5

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Index Return of the Lesser Performing Index falls below 0%. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, if on any Call Valuation Date the Closing Level of each Index is greater than or equal to its respective Initial Level, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Index Return of the S&P GSCI® Agriculture Index Excess Return, the Index Return of the S&P GSCI® Energy Index Excess Return or both are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

•

If A Knock-In Event Occurs, Payment at Maturity on the Notes is Solely Linked to the Index Return of the Lesser Performing Index—If a Knock-In Event occurs, any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Index Return of the Lesser Performing Index. The payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index. For example, if the Index Return of the Lesser Performing Index is less than 0%, even though the Index that is not the Lesser Performing Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation. Similarly, if each of the Indices have a negative Index Return, the amount of your investment that you will lose at maturity will be calculated based solely on the Index Return of the Lesser Performing Index and will not be limited in any way by virtue of the fact that the Index Return of the other Index was greater than the Index Return of the Lesser Performing Index. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any amounts subject to principal protection, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-6

•

Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

•

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

•

Future Prices of the Components of the Indices That are Different Relative to Their Current Prices May Result in a Lower Level for the Index—Each Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise each Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in each Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain commodities have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the level of each Index and, accordingly, and the payment you receive on the Notes.

•

We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts—We and our affiliates expect to engage in trading activities related to the basket components (including the underlying physical commodities), futures or options on the basket components, or other derivative instruments with returns linked to the performance of the basket components or the Reference Asset, which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the Reference Asset also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Redemption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Redemption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Notes.

PPS-7

•

Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

No Principal Protection—If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal.

•	Return Limited to the Monthly Interest Payments—Your return is limited to the monthly interest payments. You will not participate in any appreciation in the level of any Index.

•

You Will Not Have Rights in the Index Components—As a holder of the Notes, you will not have any rights in the futures contracts that comprise the Index Components. Your Notes will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

•

Whether or Not the Notes Will be Called Automatically Prior to Maturity is Not Based on the Levels of the Indices at any Time Other Than the Closing Levels of the Indices on the Call Valuation Dates—Whether or not the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions described above will not be based on any levels of the Indices other than the Closing Level of each Index on the Call Valuation Dates (subject to adjustments as described in the prospectus supplement). Therefore, if on a Call Valuation Date the Closing Level of each Index increases to a level greater than its respective Initial Level, your Notes will be called automatically and you may not be able to reinvest any amounts received on the applicable Early Redemption Date in a comparable investment with similar risk and yield and your ability to sell your Notes and realize any market appreciation of the value of your Notes may be substantially limited. The Notes would not have been called prior to maturity had such automatic call feature been based on the levels of the Indices prior to such increase at a time when the level of any Index was below its Initial Level.

•

If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Level of the Indices at Any Time Other than the Final Levels of the Indices on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Index Return of the Lesser Performing Index and the payment at maturity will not be made based on any level of the Indices other than the Final Level of each Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if a Knock-In Event occurs and the Final Level of the Index that is the Lesser Performing Index dropped on the Final Valuation Date to a level lower than its Initial Level, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Indices prior to such drop at a time when the levels of the Indices were at or above their respective Initial Levels.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that that exceeds the portion of the monthly payments treated as interest on the Notes for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-8

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any index business day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts such as those included in the Indices are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Reference Asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

•

The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities—The underlying components of the S&P GSCI Energy Index Excess Return are energy-related commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Index Components, and the market value of the Notes linked to the Index, may offset or enhance the effect of another factor.

•

The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities—The components underlying the S&P GSCI Agriculture Index Excess Return are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

PPS-9

•	changes in global demand for food;

•	changes in ethanol or bio-diesel demand;

•	planting decisions; and

•	changes in demand for agricultural products, and in particular Corn, Wheat, Kansas Wheat, Soybeans, Coffee, Cocoa, Sugar, and Cotton, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the price of the Index Components, and the market value of the Notes linked to the Index, may offset or enhance the effect of another factor.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the initial valuation date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to market disruption events, at an amount equal to the redemption amount.

Description of the Reference Asset

All information regarding the S&P GSCI® Excess Return, the S&P GSCI® Agriculture Index Excess Return and the S&P GSCI® Energy Index Excess Return set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”).

S&P GSCI® Agriculture Index Excess Return

As the S&P GSCI® Agriculture Index Excess Return is a sub-index of the S&P GSCI® Excess Return Index, disclosure in the index supplement relating to the methodology for compiling the S&P GSCI® Excess Return Index accordingly relates as well to the methodology of compiling the S&P GSCI® Agriculture Index Excess Return. See the information set forth under “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement. The S&P GSCI® Agriculture Index Excess Return is calculated in the same manner as the S&P GSCI® Excess Return Index, except that (i) the daily contract reference prices, “CPWs” and “roll weights” used in performing such calculations are limited to those of the commodities included in the Index (currently, Corn, Wheat, Kansas Wheat, Soybeans, Coffee, Cocoa, Sugar, and Cotton) and (ii) the S&P GSCI® Agriculture Index Excess Return has a separate normalizing constraint. The dollar weights and daily contract reference prices used in calculating each such normalizing constraint are limited to those of the designated contracts included in the S&P GSCI® Agriculture Index Excess Return.

PPS-10

The S&P GSCI™ commodities included in the agriculture index and their weightings as of December 31, 2010 are:

Commodity	Dollar Weights	Ticker(1)
Corn	24.8%	C
Cocoa	1.7%	CC
Cotton #2	10.3%	CT
Coffee	5.9%	KC
Kansas City Wheat	4.5%	KW
Soybeans	15.3%	S
Sugar #11	15.8%	SB
Chicago Wheat	21.6%	W

(1)	Tickers are Reuters RIC Codes.

Value of the S&P GSCI® Agriculture Index Excess Return

The S&P GSCI® Agriculture Index Excess Return incorporates the returns of those contracts in the S&P GSCI® that comprise the S&P GSCI® Agriculture Index Excess Return (currently, the Corn, Wheat, Kansas Wheat, Soybeans, Coffee, Cocoa, Sugar, and Cotton futures contracts) and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery.

The value of the S&P GSCI® Agriculture Index Excess Return on any S&P GSCI business day is equal to the product of (1) the value of the S&P GSCI® Agriculture Index Excess Return on the immediately preceding S&P GSCI business day multiplied by (2) one plus the sum of the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI® Agriculture Index Excess Return, of the applicable daily contract reference price on the relevant contract (currently, the Corn, Wheat, Kansas Wheat, Soybeans, Coffee, Cocoa, Sugar, and Cotton futures contracts) multiplied by the appropriate CPW and the appropriate roll weight, divided by the total dollar weight of the Index on the preceding day.

The S&P GSCI® Agriculture Index Excess Return is reported by Bloomberg under the ticker symbol “SPGCAGP<Index>”.

S&P GSCI® Energy Index Excess Return

As the S&P GSCI® Energy Index Excess Return is a world production-weighted sub-index of the S&P GSCI® Excess Return Index of certain energy commodities in the world economy, disclosure in the index supplement relating to the methodology for compiling the S&P GSCI® Excess Return Index accordingly relates as well to the methodology of compiling the S&P GSCI® Energy Index Excess Return. See the information set forth under “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement. The S&P GSCI® Energy Index Excess Return is calculated in the same manner as the S&P GSCI® Excess Return Index, except that (i) the daily contract reference prices, “CPWs” and “roll weights” used in performing such calculations are limited to those of the commodities included in the S&P GSCI® Energy Index Excess Return (currently, WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, No. 2 Heating Oil, GasOil and Natural Gas) and (ii) the Index has a separate normalizing constraint. The dollar weights and daily contract reference prices used in calculating each such normalizing constraint are limited to those of the designated contracts included in the Index.

The S&P GSCI™ commodities included in the energy index and their weightings as of December 31, 2011 are:

Commodity	Dollar Weights	Ticker(1)
Crude Oil	52.11%	CL
Brent Crude	21.54%	LCO
RBOB Gasoline	6.48%	RB
Heating Oil	6.78%	HO
GasOil	8.28%	LGO
Natural Gas	4.82%	NG

(1)	Tickers are Reuters RIC Codes.

Value of the S&P GSCI® Energy Index Excess Return

The S&P GSCI® Energy Index Excess Return incorporates the returns of those contracts in the S&P GSCI® that comprise the S&P GSCI® Energy Index Excess Return (currently, WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, No. 2 Heating Oil, GasOil and Natural Gas) and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery.

PPS-11

The value of the S&P GSCI® Energy Index Excess Return on any S&P GSCI business day is equal to the product of (1) the value of the S&P GSCI® Energy Index Excess Return on the immediately preceding S&P GSCI business day multiplied by (2) one plus the sum of the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI® Energy Index Excess Return, of the applicable daily contract reference price on the relevant contract (currently, WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, No. 2 Heating Oil, GasOil and Natural Gas) multiplied by the appropriate CPW and the appropriate roll weight, divided by the total dollar weight of the Index on the preceding day.

The S&P GSCI® Energy Index Excess Return is reported by Bloomberg under the ticker symbol “SPGCENP”<Index>”.

Historical Information

The following graph sets forth the historical performance of the Indices based on the daily Closing Levels of the Indices from January 2, 2004 through May 2, 2011. The Closing Level of the S&P GSCI® Agriculture Index Excess Return on May 2, 2011 was 81.42. The Closing Level of the S&P GSCI® Energy Index Excess Return on May 2, 2011 was 341.59.

We obtained the closing levels for each Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Indices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Indices on the Final Valuation Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-13